                                                                      EXHIBIT 12

                           DOMINION RESOURCES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (millions, except ratios)

                                                     Three Months
                                                        Ended                   Twelve Months Ended December 31,
                                                    ----------    ------------------------------------------------------------
                                                   3/31/2001(a)    2000 (b)     1999        1998       1997 (c)      1996
                                                   ------------    --------     ----        ----       --------      ----
Net Income                                            $ 162.0     $ 436.0      $ 297.0     $ 548.0      $ 399.2     $ 472.1
Distributed income from unconsolidated
  investees, less equity in earnings                     (1.2)        6.3
Add:  Income Taxes                                       96.0       183.0        259.0       312.0        233.0       219.3
      Minority Interest                                               2.0         18.0        27.0         46.6         9.6
      Extraordinary/Cumulative Effect Items                         (21.0)       255.0
Subtract:  Preference Securities                         (4.1)      (15.8)       (16.8)      (19.4)       (31.2)      (16.2)
                                                    ----------    ------------------------------------------------------------
Total                                                   252.7       590.5        812.2       867.6        647.6       684.8
                                                    ----------    ------------------------------------------------------------

Fixed Charges:

Interest charges                                        258.3     1,039.3        591.8       669.5        707.7       451.5
Estimated Interest Factor of
    Rents Charged to Operating
    Expenses, Clearings, and
    Other Accounts                                        4.9        18.2          8.0         6.0          7.8         5.6
                                                    ----------    ------------------------------------------------------------
Total Fixed Charges                                     263.2     1,057.5        599.8       675.5        715.5       457.1
                                                    ----------    ------------------------------------------------------------

Earnings as Defined                                   $ 515.9    $1,648.0     $1,412.0    $1,543.1     $1,363.1    $1,141.9
                                                    ----------    ------------------------------------------------------------

Ratio of Earnings to Fixed Charges                       1.96        1.56         2.35        2.28         1.91        2.50
                                                    ----------    ------------------------------------------------------------
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(a) Net income for the three months ended March 31, 2001 includes the one time charge of $136.3 million for the purchase of three generating facilities and termination of seven long-term power purchase agreements. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the three months ended March 31, 2001 of 2.79x.

(b) Net income for the twelve months ended December 31, 2000 includes the one time charge of $460 million for restructuring and other acquisition-related costs. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 2000 of 1.99x.

(c) Net income for the twelve months ended December 31, 1997 includes the one time charge of $156.6 million for the windfall profits tax levied by the U.K.
government. Excluding this charge from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 1997 of 2.12x.